UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of principal executive offices)	49424 (Zip Code)

Registrant’s telephone number, including area code (616) 820-1444

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into a Material Definitive Agreement.

Sale of Series A Preferred Stock

        On November 5, 2008, Macatawa Bank Corporation (the “Company”) completed the sale of $26.190 million of equity securities of the Company (the “Capital Investment”), as described in more detail below.

Terms of the Series A Preferred Stock

        In connection with the Capital Investment, the Company established a newly authorized series of preferred stock, designated as Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The Company filed the Certificate of Designations for the Series A Preferred Stock (the “Certificate of Designations”) with the State of Michigan on October 30, 2008, which sets forth the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock, and is attached hereto as Exhibit 4.1.

        Dividends on the Series A Preferred Stock are payable quarterly in arrears if, when and as declared by the Company’s Board of Directors, at a rate of 12.00% per year on the liquidation preference of $1,000 per share. Dividends on the Series A Preferred Stock will be non-cumulative. If the Company’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent dividend period with respect to Series A Preferred Stock, junior stock or any other class or series of authorized preferred stock of the Company. With certain limited exceptions, if the Company does not pay full cash dividends on the Series A Preferred Stock for the most recently completed dividend period, the Company may not pay dividends on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to its common stock or other stock ranking equally with or junior to the Series A Preferred Stock. The Series A Preferred Stock is not redeemable by the holders or the Company.

        The initial conversion price for the Series A Preferred Stock is $8.95 per share of common stock. Holders of the Series A Preferred Stock may convert their shares into common stock at any time. The Company shall have the right, at its option, to cause some or all of the Series A Preferred Stock to be converted into shares of common stock at any time after a Mandatory Conversion Event, which is any time on or after October 31, 2011, in the event that (i) the closing price of the company’s common stock equals or exceeds one hundred thirty percent (130%) of the then prevailing conversion price for at least twenty (20) trading days in a period of thirty (30) consecutive trading days, and (ii) the Company has paid in full all dividends on the shares of Series A Preferred Stock for four (4) consecutive dividend periods. However, no holder of Series A Preferred Stock will be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Company, following such conversion, unless the Company obtains the requisite shareholder approval under NASDAQ Marketplace Rules. Additionally, no holder of Series A Preferred Stock will be permitted to receive common stock upon conversion of its Series A Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Company’s common stock outstanding at such time.

        Holders of the Series A Preferred Stock generally do not have any voting rights, except as required by Michigan law. However, the Company may not amend its articles of incorporation in a manner adverse to the rights of the Series A Preferred Stock, issue capital stock ranking senior to or pari passu with the Series A Preferred Stock or take certain other actions without the approval of the holders of the Series A Preferred Stock. Notwithstanding the foregoing, the consent of the holders of the Series A Preferred Stock shall not be necessary for the Company to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program announced on October 14, 2008.

        The above summary of the Certificate of Designations does not purport to be a complete description of the Certificate of Designations and is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.

Terms of the Subscription Agreement

        On November 5, the Company completed a private placement of 26,190 shares of Series A Preferred Stock to several accredited investors (the “Investors”), for an aggregate purchase price of $26,190,000.00. Between October 31, 2008 and November 4, 2008, in connection with the private placement, the Company entered into Subscription and Purchase Agreements with the Investors (collectively, the “Subscription Agreement”).

        As described in more detail above, the Series A Preferred Stock can be converted into common stock of the Company at any time by the holders, or by the Company in certain circumstances, at an initial conversion price of $8.95 per share of common stock, subject to adjustment and certain limitations.

        Pursuant to the Subscription Agreement, at any time following the first year anniversary of the closing of the Subscription Agreement, the holders of the Series A Preferred Stock or shares of the Company’s common stock delivered in respect of the Series A Preferred Stock may exercise demand registration rights with respect to the common stock, subject to certain limitations. The holders of the Series A Preferred Stock or shares of the Company’s common stock delivered in respect of the Series A Preferred Stock may also exercise customary piggyback registration rights.

        The above summary of the Subscription Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the form of Subscription Agreement attached hereto as Exhibit 10.1.

Board Representation Agreement

        Effective November 5, 2008, the Company entered into a Board Representation Agreement (the “Board Representation Agreement”) with White Bay Capital LLC, a Michigan limited liability company (“White Bay”). Pursuant to its Subscription Agreement with the Company, White Bay subscribed for and purchased 20,000 shares of Series A Preferred Stock for an aggregate purchase price of $20 million. Under the Certificate of Designations for the Series A Preferred Stock, White Bay may convert its Series A Preferred Stock into common stock, subject to the limitation that at no time may it beneficially own more than 9.9% of the Company’s common stock outstanding at such time.

        Under the Board Representation Agreement with White Bay, the Board of Directors has agreed to take all action necessary to cause Mark Bugge, the designee of White Bay, to be elected to the Board of Directors of the Company. The Company currently has six directors and, in connection with the Subscription Agreement with White Bay and the Board Representation Agreement, has expanded the Board of Directors by one member to now include seven members, effective as of November 5, 2008.

        The Company has further agreed to cause Mr. Bugge to be elected and maintained as a member of the Board of Directors of Macatawa Bank, a Michigan banking corporation and wholly owned subsidiary of the Company.

        The Designee will have the same rights and duties and the same compensation, indemnification and insurance as other non-employee directors of the Company.

        The foregoing description is qualified in its entirety by reference to the full text of the Board Representation Agreement filed as Exhibit 10.2 hereto, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

        On November 5, 2008, pursuant to the Subscription Agreement, the Company sold 26,190 shares of Series A Preferred Stock to the Investors at a purchase price of $1,000 per share. The aggregate offering price was $26,190,000.00. The Series A Preferred Stock was offered and sold to accredited investors in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933, as amended. As described above in Item 1.01, the Series A Preferred Stock can be converted into common stock of the Company at any time by the holders, or by the Company in certain circumstances, at an initial conversion price of $8.95 per share of common stock, subject to adjustment and certain limitations. The information provided in Item 1.01 is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

        As part of the Capital Investment, the Company issued 26,190 shares of its Series A Preferred Stock, the terms of which are more fully described in the Certificate of Designations attached hereto as Exhibit 4.1.

        The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over the holders of the Company’s common stock. Further, the Company’s ability to declare or pay dividends with respect to, or to redeem, purchase or make a liquidation payment with respect to the Company’s common stock is limited by the terms of the Series A Preferred Stock. The applicable terms and preferences attached to the Series A Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations attached hereto as Exhibit 4.1.

        The above summary is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

        Effective November 5, 2008, the Board of Directors of the Company expanded the number of directors serving on the Board from six members to seven members. The Company appointed Mark Bugge to the Board of Directors of the Company to fill the resulting vacancy, and Mr. Bugge will serve for a term expiring at the 2011 annual meeting of shareholders. At this time, Mr. Bugge has not been appointed to serve on any committees.

        Mr. Bugge was appointed to the Board of Directors as the representative of White Bay pursuant to the Subscription Agreement and the Board Representation Agreement between White Bay and the Company, effective as of November 5, 2008. The Board Representation Agreement requires the Company to use its best efforts to cause a representative of White Bay to be elected to the Company’s Board of Directors. The Company’s obligation will continue so long as White Bay beneficially owns at least 3% of the outstanding shares of the Company’s common stock, on an as-converted basis. Mr. Bugge was also appointed as a member of the Board of Directors of Macatawa Bank, a Michigan banking corporation and wholly owned subsidiary of the Company.

        The foregoing description is qualified in its entirety by reference to the full text of the Board Representation Agreement filed as Exhibit 10.2 hereto, which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        On October 30, 2008, the Company filed the Certificate of Designations with the State of Michigan for the purpose of establishing the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock. The Certificate of Designations became effective with the State of Michigan upon filing.

        The applicable terms and preferences attached to the Series A Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations. This description is qualified in its entirety by reference to the copy of the Certificate of Designations, which is attached hereto as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

4.1	Certificate of Designations of Macatawa Bank Corporation filed on October 30, 2008 with the State of Michigan designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock.

10.1	Form of Subscription and Purchase Agreement between Macatawa Bank Corporation and the Investor party(ies) thereto.

10.2	Board Representation Agreement dated November 5, 2008 between Macatawa Bank Corporation and WhiteBay Capital, LLC.

99.1	Press Release dated November 5, 2008 regarding issuance of the Series A Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2008	MACATAWA BANK CORPORATION (Registrant) By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer